Exhibit 10.3

MBL BANK
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), between MBL Bank (the “Bank”) (formerly known as Minden Building and Loan Association) and Jack E. Byrd, Jr. (the “Executive”), is hereby effective as of January 1, 2009.

WHEREAS, the Executive is presently an officer and currently employed as President and Chief Executive Officer of the Bank and Minden Bancorp, Inc. (the “Corporation” and together with the Bank, the “Employers”) and

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Agreement is in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Annual Compensation.  The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of aggregate base salary, cash  incentive compensation, and stock and stock option awards paid and granted to the Executive by the Employers or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the Date of Termination occurs.

(b)         Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)         Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)         Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that neither any second-step conversion and reorganization in which Minden Mutual Holding Company (the “MHC”) ceases to exist nor any increase in the ownership of the Corporation by the MHC shall be deemed to constitute a Change in Control.

(e)          Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)          Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(h)          Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

(j)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Term of Employment.

(a)         The Bank hereby employs the Executive as President and Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The term of this Agreement shall be a period of three years commencing as of January 1, 2009 (the “Commencement Date”), subject to earlier termination as provided herein.  Beginning on the day which is one year subsequent to the Commencement Date, and on each annual anniversary thereafter, the term of this Agreement shall be automatically extended for a period of one year in addition to the then-remaining term, unless and except the Bank and/or the Executive gives notice in  writing to the other party at least sixty (60) days prior to such day that the term of the Agreement shall not be extended for the extra one year period. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.  The Board of Directors of the Bank shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement.  As part of such review, the Board of Directors shall consider all relevant factors, including the Executive’s performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary.

(b)         During the term of this Agreement, the Executive shall manage the operations of the Bank and oversee the officers that report to him.  The Executive shall also oversee the implementation of the policies adopted by the Board of Directors of the Bank and shall report directly to the Board of Directors.  In addition, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank’s Board of Directors.

3.           Compensation and Benefits.

(a)         The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $150,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments and stock and stock option awards as may be determined by the Board of Directors of the Bank.

(b)         During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the  Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)         During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank.  The Executive shall not be entitled to receive any additional compensation from the  Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.  During the term of this Agreement, the Employers shall provide the Executive with an automobile allowance of not less than $750 per month or an automobile for the Executive’s use. In the event an automobile is provided, it shall be comparable to that which is currently being driven by the Executive.

(d)         In the event the Executive’s employment is terminated due to Disability or Retirement, the Bank shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the  Employers for the Executive and his spouse immediately prior to his termination; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 3(d) shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Bank shall either arrange to provide the Executive and his spouse with insurance benefits substantially similar to those which the Executive and his spouse were entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Bank as of the Date of Termination.  Such coverage shall cease upon the expiration of the remaining term of this Agreement.

4.            Expenses.  The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank.  If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.  Such reimbursements and payments shall be made promptly by the Bank and, in any event, no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.            Termination.

(a)          The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section 3(d) hereof.

(d)          In the event that prior to a Change in Control (i) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable:

(1)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Annual Compensation;

(2)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (2)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 5(d)(2) shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Bank shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Bank as of the Date of Termination; and

(3)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Bank of providing benefits to the Executive until the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (other than (i) stock option and restricted stock plans of the Bank, (ii) bonuses and other items of cash compensation included in Annual Compensation and (iii) other benefits, or portions thereof, included in Annual Compensation), with the projected cost to the Bank to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

(e)          In the event that subsequent to a Change in Control the Executive’s employment is terminated (i) by the Bank for other than Cause, Disability, Retirement or the Executive’s death, or (ii) by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable:

(1)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to three (3) times the Executive’s Annual Compensation;

(2)           maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (2)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 5(e)(2) shall be payable at such times and in such amounts (except that the Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Bank shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Bank as of the Date of Termination; and

(3)           pay to the Executive, in a lump within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Bank of providing benefits to the Executive until the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (other than (i) stock option and restricted stock plans of the Employers, (ii) bonuses and other items of cash compensation included in Annual Compensation and (iii) other benefits, or portions thereof, included in Annual Compensation), with the projected cost to the Bank to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs, and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.            Limitation of Benefits under Certain Circumstances.    If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation or the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of  employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.            Covenant Not to Compete.

(a)          Except as provided in Section 7(b) hereof, the Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank for any reason prior to the expiration of the term of this Agreement, for a period of two years following the date of his termination of employment with the Bank, he shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Bienville, Bossier, Caddo, Claiborne or Webster Parishes, Louisiana.

(b)         The Executive shall not be subject to the provisions of Section 7(a) if (i) the Executive is terminated by the Bank for Cause and does not receive any further compensation or benefits from the Bank subsequent to the applicable Date of Termination or (ii) the Executive’s employment with the Bank is terminated by the Bank or the Executive subsequent to a Change in Control.

8.            Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(2) and 5(e)(2) above.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise.

9.            Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.         Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Board of Directors
MBL Bank
100MBL Bank Drive
Minden, Louisiana 71055

To the Executive:	Jack E. Byrd, Jr.
At the address last appearing on the
personnel records of the Employer

12.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

14.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

15.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

20.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary:  (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

21.           Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.  Any payments made pursuant to this Section 21 shall be paid promptly by the Bank and, in any event, within sixty (60) days following the resolution of such dispute or controversy.

22.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  Any and all prior agreements between the Bank and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ATTEST:	MBL BANK

By: /s/A. David Evans	By: /s/F. Dare Lott, Jr.
Name: A. David Evans	Name: F. Dare Lott, Jr., Director
Title: Chairman

EXECUTIVE

By: /s/Jack E. Byrd, Jr.
Jack E. Byrd, Jr., President/CEO